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                                                                    Exhibit 5(a)


                                                              22 February, 2002

White Mountains Insurance Group, Ltd.
80 South Main Street
Hanover, New Hampshire
USA 03755-2053

Dear Sirs

WHITE MOUNTAINS INSURANCE GROUP, LTD.

We have acted as special legal counsel in Bermuda to White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the "Company") in connection with the Registration Statement on Form S-8 of the Company filed on 22 February, 2002 with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, (the "Act") (the "Registration Statement"), with respect to the registration under the Act of 530,000 common shares of the Company, par value US$1.00 per share (the "Shares") issuable pursuant to the (i) the White Mountains Long-Term Incentive Plan; (ii) the White Mountains Insurance Group Discounted Option Plan; and (iii) the OneBeacon Insurance Group Discounted Option Plan (collectively the "Plans").

For the purposes of giving this opinion, we have examined the Registration Statement (but excluding the exhibits and schedules thereto unless specifically referred to herein)

We have also reviewed and have relied upon copies of the Company's memorandum of continuance and bye-laws, minutes of meetings of the Board of Directors of the Company held on 21 May, 2001 and 23 August, 2001 approving the issue of the Shares (the "Minutes"), correspondence on behalf of the Company with the Bermuda Monetary Authority ("BMA") whereby the BMA has granted certain permissions, inter alia, for the issue (and subsequent transfer) of the Shares (subject to the conditions expressed by the BMA in such correspondence), facsimile copies of the Plans and such other documents and have made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us, (b) the accuracy and completeness of all factual representations made in the

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Registration Statement and all other documents examined by us, (c) that the resolutions contained in the Minutes remain in full force and effect and have not been amended or rescinded, (d) that on issue of the Shares the Company will receive consideration at least equal to the par value of the Shares, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; and (f) that the issue and transfer of the Shares will comply at all times with the permissions obtained from the BMA.

When we describe the Shares as being "non-assessable" herein we mean, subject to any contrary provision in any agreement between the Company and any one of the holders of Shares (but only with respect to such holder), that no further sums are payable with respect to the holding of Shares and the holder of Shares shall not be bound by an alteration in the memorandum of continuance or the bye-laws of the Company after becoming a holder of Shares if and so far as the alteration requires such holder to take or subscribe for additional Shares or in any way increases the holder's liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is governed by and construed in accordance with the laws of Bermuda and is limited to and given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person or in respect of any matter other than the issue of the Shares as described in the Registration Statement and may not be quoted or referred to in any public document without our prior written consent.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The Company is existing as an exempted company under the laws of Bermuda.

2. The authorized capital of the Company is US$70,000,000 divided into 50,000,000 common shares of par value US$1.00 each and 20,000,000 preference shares of par value US$1.00 each.

3. The Company has taken all corporate action required to authorize the issuance of the Shares.

4. Upon the issuance of the Shares as contemplated by the Plans for consideration at least equal to the par value of the Shares, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

5. Under the laws of Bermuda, no personal liability will attach to the holders of fully paid Shares solely by reason of their ownership thereof.

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6.       Permission for the issue and transfer of the Shares has been granted by the BMA under the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the Shares are listed on an appointed stock exchange, which includes the New York Stock Exchange, Inc.

Yours faithfully,
CONYERS DILL & PEARMAN